Britton & Koontz Capital Corporation


500 Main Street               601-445-5576
P O Box 1407                  601-445-2488 Fax
Natchez, MS  39121            http://www.bkbank.com
                              corporate@bkbank.com





FOR IMMEDIATE RELEASE:        FOR MORE INFORMATION:
September 11, 1998            W. Page Ogden, President & CEO
Nasdaq/Symbol BKBK            Bazile R. Lanneau, Jr., Vice President & CFO

NYSE/Symbol UPC               Lou Ann Poynter, Regional Chairman & CEO
                              Union Planters Bank - Hattiesburg, MS
                                                    601-545-4721





BRITTON & KOONTZ FNB TO ACQUIRE TWO UNION PLANTERS BANK OFFICES





Natchez, Mississippi-- Britton & Koontz Capital Corporation and Union Planters Bank jointly announced the signing of an agreement for Britton & Koontz to acquire the deposit and loan accounts of the two Union Planters Bank Natchez offices located at 513 State Street and 148 North Shields Lane, respectively. The acquisition, which is subject to regulatory approval, is anticipated to occur prior to December 31, 1998.



"Britton & Koontz has been a member of the Natchez business community for many generations. With three existing bank offices in Natchez, we are committed to serving the people of Adams County and look forward to serving our new Union Planters' customers." said Page Ogden, President & Chief Executive Officer of Britton & Koontz. "The transition for Union Planters Bank customers will be a very smooth one."



"The decision to discontinue our Natchez operation was reached after much deliberation," said Lou Ann Poynter, Regional
Chairman & Chief Executive Officer of Union Planters Bank. "We feel that our Natchez customers will be very pleased with the services that are available with Britton & Koontz."



Customers will be notified immediately and a transfer date established. It is anticipated that this transaction will be completed prior to year end. In the meantime, UP customers should conduct business as usual at the Union Planters Bank offices in Natchez.



Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates three full service offices in Natchez and is expected to have assets exceeding $180 million after the acquisition.